FOR IMMEDIATE RELEASE

November 14, 2006

Contact: Rosemarie Faccone

   or Susan Jordan

   732-577-9996

MONMOUTH CAPITAL CORPORATION

REPORTS NINE-MONTH EARNINGS

FREEHOLD, NJ, November 14, 2006........Monmouth Capital Corporation (NASDAQ/MONM) reported net income of $258,000 or $.05 per share for the nine months ended September 30, 2006, as compared to $1,094,000 or $0.27 per share for the nine months ended September 30, 2005.

A summary of significant financial information for the three and nine months ended September 30, 2006 and 2005 is as follows:

                Three Months Ended September 30,

	2006	2005
Rental Income and Reimbursements	$1,648,000	$1,397,000
Interest and Dividend Income	$182,000	$420,000
Gain (Loss) on Securities Transactions, net	$(167,000)	$134,000
Total Expenses	$1,726,000	$1,639,000
Net Income (Loss)	$(116,000)	$293,000
Net Income (Loss) Per Share – Basic & Diluted	$(.02)	$.07
FFO (1)	$242,000	$483,000
FFO Per Share (1)	$.05	$.11
Weighted Avg. Shares Outstanding	5,362,000	4,246,000

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                   Nine Months Ended September 30,

	2006	2005
Rental Income and Reimbursements	$4,626,000	$3,763,000
Interest and Dividend Income	$543,000	$893,000
Gain on Securities Transactions, net	$57,000	$580,000
Total Expenses	$4,773,000	$4,023,000
Net Income	$258,000	$1,094,000
Net Income Per Share – Basic & Diluted	$.05	$.27
FFO (1)	$1,324,000	$1,645,000
FFO Per Share (1)	$.26	$.41
Weighted Avg. Shares Outstanding	5,064,000	4,028,000

A summary of significant balance sheet information for September 30, 2006 and December 31, 2005 is as follows:

		September 30, 2006	December 31, 2005
Total Real Estate Investments		$54,035,000	$54,609,000
Securities Available for Sale		$7,984,000	$8,107,000
Total Assets		$71,399,000	$69,254,000
Mortgages Payable		$30,144,000	$30,977,000
Convertible Subordinated Debentures		$15,640,000	$15,740,000
Loans Payable	$	---	$761,000
Total Shareholders’ Equity		$21,845,000	$18,440,000

Eugene W. Landy, President, stated, “Management is pleased with the performance of its properties owned.  Rental and reimbursement income increased 23% for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005.  The $835,000 decline in net income was due mainly to decreased gains on securities transactions, decreased interest and dividend income and increased operating and interest expenses.  Management has decreased the securities portfolio in order to invest in real property.  Monmouth Capital has significant funds to invest in real property acquisitions and our ability to grow earnings depends on our ability to add to our property portfolio.  Management is seeking new real property acquisitions in a very competitive market. The cost of running a public company and the inefficiencies of Monmouth Capital’s relatively small size remain problems.  Management is reassessing its business plan in light of the difficulty of finding new real property investments and the higher percentage of property income that is consumed by corporate overhead.”

Monmouth Capital Corporation is currently operating as a diversified real estate investment trust (REIT), investing in real estate equities, mortgages, mortgage-backed securities and other REIT securities.  The Company’s equity portfolio consists of eleven industrial properties in Florida, Georgia, Illinois, Minnesota, New Jersey, New York, Pennsylvania, Texas and Virginia.

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MONM is part of a family of REITs including UMH Properties, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  MONM pursues any real estate opportunities other than the specialized areas of UMH Properties, Inc. and Monmouth Real Estate Investment Corporation.

Notes:

(1)  Non-GAAP Information:  Funds from operations (FFO), is defined as net income, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as alternatives to net income as measures of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO and FFO per share for the three and nine months ended September 30, 2006 and 2005 are calculated as follows:

                                Three Months

                                  Nine Months

	9/30/06	9/30/05	9/30/06	9/30/05

Net Income (Loss)	($116,000)	$293,000	$258,000	$1,094,000
Depreciation Expense	306,000	190,000	912,000	551,000
Amortization of In-Place Lease Intangible Assets	52,000	-0-	154,000	-0-

FFO	$242,000	$483,000	$1,324,000	$1,645,000

Weighted Avg. Shares Outstanding	5,362,000	4,246,000	5,064,000	4,028,000
FFO Per Share	$.05	$.11	$.26	$.41

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The following are the cash flows provided (used) by operating, investing and financing activities for the nine months ended September 30, 2006 and 2005:

	2006	2005

Operating Activities	$2,103,000	$1,868,000
Investing Activities	(1,906,000)	(6,596,000)
Financing Activities	985,000	6,429,000

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